                                                                      EXHIBIT 12


                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                      (In thousands, except ratio amounts)


                                                         Year Ended December 31,
                                                   -----------------------------------
                                                      2002         2001         2000
                                                   ---------    ---------    ---------

Income before income taxes                          $ 140,774    $ 557,612    $ 229,743
Less earnings from affiliates, net of dividends        (4,900)     (15,833)     (10,333)
Add amortization of capitalized interest                  843          768          661
Add fixed charges as adjusted (from below)             70,341       63,774       37,655
                                                    ---------    ---------    ---------
   Earnings                                         $ 207,058    $ 606,321    $ 257,726
                                                    ---------    ---------    ---------

Fixed charges:
  Interest expense:
    Interest on indebtedness (net)                  $  31,156    $  22,921    $  28,122
    Capitalized                                         1,125        1,609        2,021
  Amortization of debt related costs (1)               35,912       37,801        7,248
  Interest portion of rental expense                    3,273        3,052        2,285
                                                    ---------    ---------    ---------
  Fixed charges before adjustments                     71,466       65,383       39,676
  Less capitalized interest                            (1,125)      (1,609)      (2,021)
                                                    ---------    ---------    ---------
  Fixed charges as adjusted                         $  70,341    $  63,774    $  37,655
                                                    ---------    ---------    ---------

Ratio (earnings divided by fixed charges
  before adjustments)                                    2.90         9.27         6.50
                                                    ---------    ---------    ---------

       (1) Includes deferred financing, discount and premium amortization